Exhibit 10.6

EMPLOYMENT AGREEMENT

This Employment Agreement (“the Agreement”) is made and entered into as of                     , 2004 (the “Effective Date”) by and between Rome Bancorp, Inc., a business corporation organized and existing under the laws of the State of Delaware and having an office at 100 West Dominick Street, Rome, New York 13440-5810 (the “Company”) and Charles M. Sprock, an individual residing at 1843 North James Street, Rome, New York 13440 (the “Executive”).

W I T N E S S E T H :

WHEREAS, the Executive currently serves as President and Chief Executive Officer of the Company, the holding company for The Rome Savings Bank (the “Bank”);

WHEREAS, the Company desires to assure for itself the continued availability of the Executive’s services as provided in this Agreement and the ability of the Executive to perform such services with a minimum of personal distraction in the event of a pending or threatened Change of Control (as hereinafter defined); and

WHEREAS, the Executive is willing to continue to serve the Company on the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and conditions hereinafter set forth, the Company and the Executive hereby agree as follows:

Section 1. Employment.

The Company agrees to continue to employ the Executive, and the Executive hereby agrees to such continued employment, during the period and upon the terms and conditions set forth in this Agreement.

Section 2. Employment Period; Remaining Unexpired Employment Period.

(a) The terms and conditions of this Agreement shall be and remain in effect during the period of employment established under this section 2 (“Employment Period”). The Employment Period shall be for an initial term of three years beginning on the Effective Date and ending on the third anniversary date of this Agreement (each, an “Anniversary Date”), plus such extensions, if any, as are provided pursuant to section 2(b).

(b) Except as provided in section 2(c) and subject to section 11(b), beginning on the Effective Date, the Employment Period shall automatically be extended for one additional day each day, unless either the Company or the Executive elects not to extend the Agreement further by giving written notice thereof to the other party, in which case the Employment Period shall end on the third anniversary of the date on which such written notice is given. For all purposes of this Agreement, the term “Remaining Unexpired Employment Period” as of any date shall mean the period beginning on such date and ending on the last day of the Employment Period taking into account any extensions under this section 2(b). Upon termination of the

Executive’s employment with the Company for any reason whatsoever, any daily extensions provided pursuant to this section 2(b), if not theretofore discontinued, shall automatically cease.

(c) Nothing in this Agreement shall be deemed to prohibit the Company at any time from terminating the Executive’s employment during the Employment Period with or without notice for any reason; provided, however, that the relative rights and obligations of the Company and the Executive in the event of any such termination shall be determined under this Agreement.

Section 3. Duties.

The Executive shall serve as President and Chief Executive Officer of the Company, having such power, authority and responsibility and performing such duties as are prescribed by or under the By-Laws of the Company and as are customarily associated with such position. The Executive shall devote his full business time and attention (other than during weekends, holidays, approved vacation periods, and periods of illness or approved leaves of absence) to the business and affairs of the Company and shall use his best efforts to advance the interests of the Company.

Section 4. Cash Compensation.

In consideration for the services to be rendered by the Executive hereunder, the Company shall continue to pay to him a salary at an annual rate of $250,000, payable in approximately equal installments in accordance with the Company’s customary payroll practices for senior officers. Prior to each Anniversary Date, the Board of Directors of the Company (“Board”) shall review the Executive’s annual rate of salary at such times during the Employment Period as it deems appropriate, but not less frequently than once every twelve months, and may, in its discretion, approve an increase therein. In addition to salary, the Executive may receive other cash compensation from the Company for services hereunder at such times, in such amounts and on such terms and conditions as the Board may determine from time to time.

Section 5. Employee Benefit Plans and Programs.

During the Employment Period, the Executive shall be treated as an employee of the Company and shall be entitled to participate in and receive benefits under any and all qualified or non-qualified retirement, pension, savings, profit-sharing or stock bonus plans, any and all group life, health (including hospitalization, medical and major medical), dental, accident and long term disability insurance plans, and any other employee benefit and compensation plans (including, but not limited to, any incentive compensation plans or programs, stock option and appreciation rights plans and restricted stock plans) as may from time to time be maintained by, or cover employees of, the Company in accordance with the terms and conditions of such employee benefit plans and programs and compensation plans and programs and consistent with the Company’s customary practices.

Section 6. Indemnification and Insurance.

(a) During the Employment Period and for a period of six years thereafter, the Company shall cause the Executive to be covered by and named as an insured under any policy or contract of insurance obtained by it to insure its directors and officers against personal liability for acts or omissions in connection with service as an officer or director of the Company or service in other capacities at the request of the Company. The coverage provided to the Executive pursuant to this section 6 shall be of the same scope and on the same terms and conditions as the coverage (if any) provided to other officers or directors of the Company.

(b) To the maximum extent permitted under applicable law, during the Employment Period and for a period of six years thereafter, the Company shall indemnify the Executive against and hold him harmless from any costs, liabilities, losses and exposures to the fullest extent and on the most favorable terms and conditions that similar indemnification is offered to any director or officer of the Company or any subsidiary or affiliate thereof.

Section 7. Outside Activities.

The Executive may serve as a member of the boards of directors of such business, community and charitable organizations as he may disclose to and as may be approved by the Board (which approval shall not be unreasonably withheld); provided, however, that such service shall not materially interfere with the performance of his duties under this Agreement. The Executive may also engage in personal business and investment activities which do not materially interfere with the performance of his duties hereunder; provided, however, that such activities are not prohibited under any code of conduct or investment or securities trading policy established by the Company and generally applicable to all similarly situated Executives. The Executive may also serve as an officer or director of the Bank on such terms and conditions as the Company and the Bank may mutually agree upon, and such service shall not be deemed to materially interfere with the Executive’s performance of his duties hereunder or otherwise result in a material breach of this Agreement. If the Executive is discharged or suspended, or is subject to any regulatory prohibition or restriction with respect to participation in the affairs of the Bank, he shall continue to perform services for the Company in accordance with this Agreement but shall not directly or indirectly provide services to or participate in the affairs of the Bank in a manner inconsistent with the terms of such discharge or suspension or any applicable regulatory order.

Section 8. Working Facilities and Expenses.

The Executive’s principal place of employment shall be at the Company’s executive offices at the address first above written, or at such other location within 50 miles of the address at which the Company shall maintain its principal executive offices, or at such other location as the Company and the executive may mutually agree upon. The Company shall provide the Executive at his principal place of employment with a private office, secretarial services and other support services and facilities suitable to his position with the Company and necessary or appropriate in connection with the performance of his assigned duties under this Agreement. The Company shall reimburse the Executive for his ordinary and necessary business expenses, including, without limitation, the Executive’s travel and entertainment expenses incurred in connection with the performance of his duties under this Agreement, in each case upon presentation to the Company of an itemized account of such expenses in such form as the Company may reasonably require.

Section 9. Termination of Employment with Severance Benefits.

(a) The Executive shall be entitled to the severance benefits described in section 9(b) in the event that:

(i) his employment with the Company terminates during the Employment Period as a result of the Executive’s voluntary resignation within 90 days following:

(A) the failure of the Board to appoint or re-appoint or elect or re-elect the Executive to the position with the Company stated in section 3 of this Agreement;

(B) if the Executive is a member of the Board, the failure of the shareholders of the Company to elect or re-elect the Executive to the Board or the failure of the Board (or the nominating committee thereof) to nominate the Executive for such election or re-election;

(C) the expiration of a 30-day period following the date on which the Executive gives written notice to the Company of its material failure, whether by amendment of the Company’s Certificate of Incorporation, the Company’s By-Laws, action of the Board or the Company’s shareholders or otherwise, to vest in the Executive the functions, duties, or responsibilities prescribed in section 3 of this Agreement, unless, during such 30-day period, the Company cures such failure; or

(D) the expiration of a 30-day period following the date on which the Executive gives written notice to the Company of its material breach of any term, condition or covenant contained in this Agreement (including, without limitation any reduction of the Executive’s rate of base salary in effect from time to time and any change in the terms and conditions of any compensation or benefit program in which the Executive participates which, either individually or together with other changes, has a material adverse effect on the aggregate value of his total compensation package), unless, during such 30-day period, the Company cures such failure; or

(E) a change in the Executive’s principal place of employment for a distance in excess of 50 miles from the Company’s principal office in Rome, New York; or

(ii) the Executive’s employment with the Company is terminated by the Company for any reason other than for “cause” as provided in section 11(a).

(b) Upon the occurrence of any of the events described in section 9(a) of this Agreement, the Company shall pay and provide to the Executive (or, in the event of his death thereafter and prior to payment, to his estate):

(i) his earned but unpaid salary (including, without limitation, all items which constitute wages under applicable law and the payment of which is not otherwise provided for in this section 9(b)) as of the date of the termination of his employment with the Company and the Bank, such payment to be made at the time and in the manner prescribed by law applicable to the payment of wages but in no event later than 30 days after termination of employment;

(ii) the benefits, if any, to which he is entitled as a former employee under the employee benefit plans and programs and compensation plans and programs maintained for the benefit of the Company’s and the Bank’s officers and employees;

(iii) continued group life, health (including hospitalization, medical and major medical), dental, accident and long term disability insurance coverage in addition to that provided pursuant to section 9(b)(ii), for the Remaining Unexpired Employment Period, equivalent to the coverage to which he would have been entitled under such plans (as in effect on the date of his termination of employment, or, if his termination of employment occurs after a Change of Control, on the date of such Change of Control, whichever benefits are greater), if he had continued working for the Company and the Bank during the Remaining Unexpired Employment Period at the highest annual rate of salary achieved during the Employment Period, but taking into account any coverage provided from any subsequent employer;

(iv) within 30 days following the Executive’s termination of employment with the Company or the Bank, a lump sum payment, in an amount equal to the present value of the salary (excluding any additional payments made to the Executive in lieu of the use of an automobile) that the Executive would have earned if he had continued working for the Company and the Bank during the Remaining Unexpired Employment Period at the highest annual rate of salary achieved during the Employment Period, where such present value is to be determined using a discount rate equal to the applicable short-term federal rate prescribed under section 1274(d) of the Internal Revenue Code of 1986, as amended (“Code”), compounded using the compounding periods corresponding to the Company’s regular payroll periods for its officers, such lump sum to be paid in lieu of all other payments of salary provided for under this Agreement in respect of the period following any such termination;

(v) within 30 days following the Executive’s termination of employment with the Company or the Bank, a lump sum payment in an amount equal to the present value of the additional employer contributions to which he would have been entitled under any and all qualified and non-qualified defined contribution plans maintained by the Company or the Bank in which Executive participates, as if he were 100% vested thereunder and had continued working for the Company and the Bank during the Remaining Unexpired Employment Period at the highest annual rate of salary achieved during the Employment Period and making the maximum amount of employee contributions, if any, required under such plan or plans, such present value to be determined on the basis of a discount rate, compounded using the compounding period that corresponds to the frequency with which employer contributions are made to the relevant plan, equal to the applicable short-term federal rate prescribed under section 1274(d) of the Code;

(vi) the payments that would have been made to the Executive under any cash or stock bonus or long-term or short-term cash incentive compensation plan maintained by, or covering employees of, the Company or the Bank if he had continued working for the Company and the Bank during the Remaining Unexpired Employment Period and had earned the maximum bonus or incentive award in each calendar year that ends during the Remaining Unexpired Employment Period, such payments to be equal to the product of:

(A) the maximum percentage rate at which an award was ever available to the Executive under such incentive compensation plan; multiplied by

(B) the salary that would have been paid to the Executive during each such calendar year at the highest annual rate of salary achieved during the Employment Period;

such payments to be made (without discounting for early payment) within 30 days following the Executive’s termination of employment;

(vii) at the election of the Company, upon the surrender of options or appreciation rights issued to the Executive under any stock option and appreciation rights plan or program maintained by, or covering employees of, the Company or the Bank, a lump sum payment in an amount equal to the product of:

(A) the excess of (I) the fair market value of a share of stock of the same class as the stock subject to the option or appreciation right, determined as of the date of termination of employment, over (II) the exercise price per share for such option or appreciation right, as specified in or under the relevant plan or program; multiplied by

(B) the number of shares with respect to which options or appreciation rights are being surrendered.

For purposes of this section 9(b)(vii), the Executive shall be deemed fully vested in all options and appreciation rights under any stock option or appreciation rights plan or program maintained by, or covering employees of, the Company or the Bank, even if he is not vested under such plan or program; and

(viii) at the election of the Company, upon the surrender of any shares awarded to the Executive under any restricted stock plan maintained by, or covering employees of, the Company or the Bank, a lump sum payment in an amount equal to the product of:

(A) the fair market value of a share of stock of the same class of stock granted under such plan, determined as of the date of the Executive’s termination of employment; multiplied by

(B) the number of shares which are being surrendered.

For purposes of this section 9(b)(viii), the Executive shall be deemed fully vested in all shares awarded under any restricted stock plan maintained by, or covering employees of, the Company or the Bank, even if he is not vested under such plan.

The Company and the Executive hereby stipulate that the damages which may be incurred by the Executive following any such termination of employment are not capable of accurate measurement as of the date first above written and that the payments and benefits contemplated by this section 9(b) constitute reasonable damages under the circumstances and shall be payable without any requirement of proof of actual damage and without regard to the Executive’s efforts, if any, to mitigate damages. The Company and the Executive further agree that the Company may condition the payments and benefits (if any) due under sections 9(b)(iii), (iv), (v), (vi), (vii) and (viii) on the receipt of the Executive’s resignation from any and all positions which he holds as an officer, director or committee member with respect to the Company, the Bank or any subsidiary or affiliate of either of them.

Section 10. Death and Disability Benefits.

(a) In the event the Executive’s employment with the Company terminates during the Employment Period because of the Executive’s death, then the Company shall pay to the Executive’s designated beneficiary for the one year period following Executive’s death, periodic payments equal in the aggregate to the Executive’s annual base salary as in effect on the date of his death. For the one year period following Executive’s death, Executive’s dependents, as defined under the group health (including hospitalization, medical and major medical) and dental plans sponsored by the Company or the Bank from time to time, shall be provided continued coverage under such plans, provided that they continue to remit to the Company or Bank, as the case may be, any premium payments Executive was required to pay for such coverage prior to his death. The continued coverage provided under this section 10 shall be in addition to, and shall not count as, coverage required to be provided under any applicable law. For the purposes of this Agreement, Executives designated beneficiary shall be the person designated as such by Executive in a writing submitted to the Company. If no written designation is made, Executive’s designated beneficiary shall be his spouse or in the event he has no spouse, his estate.

(b) In the event that Executive’s employment with the Company is terminated because of his inability to perform his duties under this Agreement by reason of illness or other physical or mental disability determined in the discretion of the Board to be permanent, based on medical evidence the Board finds acceptable, the Company shall continue to pay Executive his base salary in effect as of the date he is determined to be permanently disabled, for the Remaining Unexpired Employment Period, but reduced by any payments Executive receives during such period under or pursuant to any short or long term disability plan or policy sponsored by the Company or the Bank.

Section 11. Termination without Additional Company Liability.

In the event that the Executive’s employment with the Company shall terminate during the Employment Period on account of:

(a) the discharge of the Executive for “cause,” which, for purposes of this Agreement, shall mean a discharge of the Executive due to the Executive’s (i) personal dishonesty, (ii) incompetence, (iii) willful misconduct, (iii) breach of fiduciary duties involving personal profit, (iv) intentional failure to perform stated duties, (v) willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease-and-desist order or (vi) material breach of any provision of this Agreement; provided, however, that, if the Executive engages in any of the acts described in section 11(a)(vi) above, the Company shall provide the Executive with written notice of its intent to discharge the Executive for cause, and the Executive shall have 30 days from the date on which the Executive receives such notice to cure any such acts; and provided, further, that on and after the date that a Change of Control occurs, a determination under this section 11 shall require the affirmative vote of at least three-fourths of the members of the Board acting in good faith and such vote shall not be made prior to the expiration of a 60-day period following the date on which the Board shall, by written notice to the Executive, furnish to him a statement of its grounds for proposing to make such determination, during which period the Executive shall be afforded a reasonable opportunity to make oral and written presentations to the members of the Board, and to be represented by his legal counsel at such presentations, to refute the grounds for the proposed determination; or

(b) the Executive’s voluntary resignation from employment with the Company (including retirement) for reasons other than those specified in section 9(a)(i) or Section 12;

then the Company shall have no further obligations under this Agreement, other than the payment to the Executive of his earned but unpaid salary as of the date of the termination of his employment and the provision of such other benefits, if any, to which he is entitled as a former employee under the Company’s employee benefit plans and programs and compensation plans and programs. For purposes of this section 11, no act or failure to act, on the part of the Executive, shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the written advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company. The cessation of employment of the Executive shall not be deemed to be for “cause” within the meaning of section 11(a) unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of three-fourths of the members of the Board at a meeting of the Board called and held for such purpose (after reasonable notice is provided to the Executive and the Executive is given an opportunity, together with counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, the Executive is guilty of the conduct described in section 11(a) above, and specifying the particulars thereof in detail.

Section 12. Termination Upon or Following a Change of Control.

(a) A Change of Control of the Company (“Change of Control”) shall be deemed to have occurred upon the happening of any of the following events:

(i) approval by the stockholders of the Company of a transaction that would result in the reorganization, merger or consolidation of the Company, respectively, with one or more other persons, other than a transaction following which:

(A) at least 51% of the equity ownership interests of the entity resulting from such transaction are beneficially owned (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended

“Exchange Act”) in substantially the same relative proportions by persons who, immediately prior to such transaction, beneficially owned (within the meaning of Rule 13d-3 promulgated under the Exchange Act) at least 51% of the outstanding equity ownership interests in the Company; and

(B) at least 51% of the securities entitled to vote generally in the election of directors of the entity resulting from such transaction are beneficially owned (within the meaning of Rule 13d-3 promulgated under the Exchange Act) in substantially the same relative proportions by persons who, immediately prior to such transaction, beneficially owned (within the meaning of Rule 13d-3 promulgated under the Exchange Act) at least 51% of the securities entitled to vote generally in the election of directors of the Company;

(ii) the acquisition of all or substantially all of the assets of the Company or beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 25% or more of the outstanding securities of the Company entitled to vote generally in the election of directors by any person or by any persons acting in concert, or approval by the stockholders of the Company of any transaction which would result in such an acquisition;

(iii) a complete liquidation or dissolution of the Company, or approval by the stockholders of the Company of a plan for such liquidation or dissolution;

(iv) the occurrence of any event if, immediately following such event, at least 50% of the members of the Board of the Company do not belong to any of the following groups:

(A) individuals who were members of the Board of the Company on the date of this Agreement; or

(B) individuals who first became members of the Board of the Company after the date of this Agreement either:

(I) upon election to serve as a member of the Board of the Company by affirmative vote of three-quarters of the members of such Board, or of a nominating committee thereof, in office at the time of such first election; or

(II) upon election by the stockholders of the Company to serve as a member of the Board of the Company, but only if nominated for election by affirmative vote of three-quarters of the members of the Board of the Company, or of a nominating committee thereof, in office at the time of such first nomination;

provided, however, that such individual’s election or nomination did not result from an actual or threatened election contest or other actual or threatened solicitation of proxies or consents other than by or on behalf of the Board of the Company; or

(v) any event which would be described in section 12(a)(i), (ii), (iii) or (iv) if the term “Bank” were substituted for the term “Company” therein.

In no event, however, shall a Change of Control be deemed to have occurred as a result of: (i) any acquisition of securities or assets of the Company, the Bank, or a subsidiary of either of them, by the Company, the Bank, or a subsidiary of either of them, or by any employee benefit plan maintained by any of them; or (ii) the conversion of Rome, MHC to a stock form company and the issuance of additional shares of the Company in connection therewith. For purposes of this section 12(a), the term “person” shall have the meaning assigned to it under sections 13(d)(3) or 14(d)(2) of the Exchange Act.

(b) In the event of a Change of Control, Executive shall be entitled to the payments and benefits described in Section 9(b) in the event of his termination of employment with the Company under any of the following circumstances:

(i) resignation, voluntary or otherwise, by Executive at any time during the Employment Period following his demotion, loss of title, office or significant authority or responsibility, or following any reduction in any element of his package of compensation and benefits;

(ii) resignation, voluntary or otherwise, by Executive at any time during the Employment Period following any relocation of his principal place of employment or any change in working conditions at such principal place of employment which Executive, in his reasonable discretion, determines to be embarrassing, derogatory or otherwise adverse;

(iii) resignation, voluntary or otherwise, by Executive at any time during the Employment Period following the failure of any successor to the Company in the Change of Control to include Executive in any compensation or benefit program maintained by it or covering any of its executive officers, unless Executive is already covered by a substantially similar plan of the Company which is at least as favorable to him;

(iv) resignation, voluntary or otherwise, for any reason whatsoever following the effective date of the Change of Control; or

(v) termination by the Company for any reason other than “cause” as defined under section 11.

(c) In the event Executive’s employment with the Company terminates after a Change of Control under any of the circumstances described in section 12(b), Executive shall be entitled to the payments and benefits described in section 9(b).

Section 13. Tax Indemnification.

(a) This section 13 shall apply if the Executive’s employment is terminated upon or following (i) a Change of Control (as defined in section 12 of this Agreement); or (ii) a change “in the ownership or effective control” of the Company or the Bank or “in the ownership of a substantial portion of the assets” of the Company or the Bank within the meaning of section 280G of the Code. If this section 13 applies, then, if for any taxable year, the Executive shall be liable for the payment of an excise tax under section 4999 of the Code with respect to any payment in the nature of compensation made by the Company, the Bank or any direct or indirect subsidiary or affiliate of the Company or the Bank to (or for the benefit of) the Executive, the Company shall pay to the Executive an amount equal to X determined under the following formula:

X =	E x P
1 - [(FI x (1 - SLI)) + SLI + E + M]

where

E =	the rate at which the excise tax is assessed under section 4999 of the Code;

P =	the amount with respect to which such excise tax is assessed, determined without regard to this section 13;

FI =	the highest marginal rate of income tax applicable to the Executive under the Code for the taxable year in question;

SLI =	the sum of the highest marginal rates of income tax applicable to the Executive under all applicable state and local laws for the taxable year in question; and

M =	the highest marginal rate of Medicare tax applicable to the Executive under the Code for the taxable year in question.

With respect to any payment in the nature of compensation that is made to (or for the benefit of) the Executive under the terms of this Agreement, or otherwise, and on which an excise tax under section 4999 of the Code will be assessed, the payment determined under this 13(a) shall be made to the Executive on the earlier of (i) the date the Company, the Bank or any direct or indirect subsidiary or affiliate of the Company or the Bank is required to withhold such tax, or (ii) the date the tax is required to be paid by the Executive.

(b) Notwithstanding anything in this section 13 to the contrary, in the event that the Executive’s liability for the excise tax under section 4999 of the Code for a taxable year is subsequently determined to be different than the amount determined by the formula (X + P) x E, where X, P and E have the meanings provided in section 13(a), the Executive or the Company, as the case may be, shall pay to the other party at the time that the amount of such excise tax is finally determined, an appropriate amount, plus interest, such that the payment made under section 13(a), when increased by the amount of the payment made to the Executive under this section 13(b) by the Company, or when reduced by the amount of the payment made to the Company under this section 13(b) by the Executive, equals the amount that should have properly been paid to the Executive under section 13(a). The interest paid under this section 13(b) shall be determined at the rate provided under section 1274(b)(2)(B) of the Code. To confirm that the proper amount, if any, was paid to the Executive under this section 13, the Executive shall furnish to the Company a copy of each tax return which reflects a liability for an excise tax payment made by the Company, at least 20 days before the date on which such return is required to be filed with the Internal Revenue Service.

Section 14. Covenant Not To Compete.

The Executive hereby covenants and agrees that, in the event of his termination of employment with the Company prior to the expiration of the Employment Period, for a period of one year following the date of his termination of employment with the Company (or, if less, for the Remaining Unexpired Employment Period), he shall not, without the written consent of the Company, become an officer, employee, consultant, director or trustee of any savings bank, savings and loan association, savings and loan holding company, bank or bank holding company, or any direct or indirect subsidiary or affiliate of any such entity, that entails working within Oneida county or any other county in which the Company or the Bank maintains an office; provided, however, that this section 14 shall not apply if the Executive’s employment is terminated for the reasons set forth in section 9(a).

Section 15. Confidentiality.

Unless he obtains the prior written consent of the Company, the Executive shall keep confidential and shall refrain from using for the benefit of himself, or any person or entity other than the Company or any entity which is a subsidiary of the Company or of which the Company is a subsidiary, any material document or information obtained from the Company, or from its parent or subsidiaries, in the course of his employment with any of them concerning their properties, operations or business (unless such document or information is readily ascertainable from public or published information or trade sources or has otherwise been made available to the public through no fault of his own) until the same ceases to be material (or becomes so ascertainable or available); provided, however, that nothing in this section 15 shall prevent the Executive, with or without the Company’s consent, from participating in or disclosing documents or information in connection with any judicial or administrative investigation, inquiry or proceeding to the extent that such participation or disclosure is required under applicable law.

Section 16. Solicitation.

The Executive hereby covenants and agrees that, for a period of one year following his termination of employment with the Company, he shall not, without the written consent of the Company, either directly or indirectly:

(a) solicit, offer employment to, or take any other action intended, or that a reasonable person acting in like circumstances would expect, to have the effect of causing any officer or employee of the Company, the Bank or any of their respective subsidiaries or affiliates to terminate his or her employment and accept employment or become affiliated with, or provide services for compensation in any capacity whatsoever to, any savings bank, savings and loan association, bank, bank holding company, savings and loan holding company, or other institution engaged in the business of accepting deposits, making loans or doing business within the counties specified in section 14;

(b) provide any information, advice or recommendation with respect to any such officer or employee of any savings bank, savings and loan company, bank, bank holding company, savings and loan holding company, or other institution engaged in the business of accepting deposits, making loans or doing business within the counties specified in section 14;

that is intended, or that a reasonable person acting in like circumstances would expect, to have the effect of causing any officer or employee of the Company, the Bank, or any of their respective subsidiaries or affiliates to terminate his employment and accept employment or become affiliated with, or provide services for compensation in any capacity whatsoever to, any savings bank, savings and loan association, bank, bank holding company, savings and loan holding company, or other institution engaged in the business of accepting deposits, making loans or doing business within the county specified in section 14;

(c) solicit, provide any information, advice or recommendation or take any other action intended, or that a reasonable person acting in like circumstances would expect, to have the effect of causing any customer of the Company, the Bank or any of their respective subsidiaries to terminate an existing business or commercial relationship with any of them.

Section 17. No Effect on Employee Benefit Plans or Programs.

The termination of the Executive’s employment during the term of this Agreement or thereafter, whether by the Company or by the Executive, shall have no effect on the rights and obligations of the parties hereto under the Company’s qualified or non-qualified retirement, pension, savings, thrift, profit-sharing or stock bonus plans, group life, health (including hospitalization, medical and major medical), dental, accident and long term disability insurance plans or such other employee benefit plans or programs, or compensation plans or programs, as may be maintained by, or cover employees of, the Company from time to time; provided, however, that nothing in this Agreement shall be deemed to duplicate any compensation or benefits provided under any agreement, plan or program covering the Executive to which the Company is a party and any duplicative amount payable under any such agreement, plan or program shall be applied as an offset to reduce the amounts otherwise payable hereunder.

Section 18. Successors and Assigns.

This Agreement will inure to the benefit of and be binding upon the Executive, his legal representatives and testate or intestate distributees, and the Company, and their respective successors and assigns, including any successor by merger or consolidation or a statutory receiver or any other person or firm or corporation to which all or substantially all of the assets and business of the Company may be sold or otherwise transferred. Failure of the Company to obtain from any successor its express written assumption of the Company’s obligations hereunder at least 60 days in advance of the scheduled effective date of any such succession shall be deemed a material breach of this Agreement.

Section 19. Notices.

Any communication required or permitted to be given under this Agreement, including any notice, direction, designation, consent, instruction, objection or waiver, shall be in writing and shall be deemed to have been given at such time as it is delivered personally, or five days after mailing if mailed, postage prepaid, by registered or certified mail, return receipt requested, addressed to such party at the address listed below or at such other address as one such party may by written notice specify to the other party:

If to the Executive:

Charles M. Sprock

1843 North James Street

Rome, New York 13440

If to the Company:

Rome Bancorp, Inc.

100 West Dominick Street

Rome, New York 13440-5810

Attention: Chairman of the Board of Directors

with a copy to:

Thacher Proffitt & Wood LLP

1700 Pennsylvania Avenue, N.W., Suite 800

Washington, D.C. 20006

Attention: V. Gerard Comizio, Esq.

Section 20. Indemnification for Attorneys’ Fees.

(a) The Company shall indemnify, hold harmless and defend the Executive against reasonable costs, including legal fees and expenses, incurred by him in connection with or arising out of any action, suit or proceeding in which he may be involved, as a result of his efforts, in good faith, to defend or enforce the terms of this Agreement. For purposes of this Agreement, any settlement agreement which provides for payment of any amounts in settlement of the Company’s or the Bank’s obligations hereunder shall be conclusive evidence of the Executive’s entitlement to indemnification hereunder, and any such indemnification payments shall be in addition to amounts payable pursuant to such settlement agreement, unless such settlement agreement expressly provides otherwise.

(b) The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and such amounts shall not be reduced whether or not the Executive obtains other employment.

Section 21. Severability.

A determination that any provision of this Agreement is invalid or unenforceable shall not affect the validity or enforceability of any other provision hereof.

Section 22. Waiver.

Failure to insist upon strict compliance with any of the terms, covenants or conditions hereof shall not be deemed a waiver of such term, covenant, or condition. A waiver of any provision of this Agreement must be made in writing, designated as a waiver, and signed by the party against whom its enforcement is sought. Any waiver or relinquishment of any right or power hereunder at any one or more times shall not be deemed a waiver or relinquishment of such right or power at any other time or times.

Section 23. Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same Agreement.

Section 24. Governing Law.

Except to the extent preempted by federal law, this Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York applicable to contracts entered into and to be performed entirely within the State of New York.

Section 25. Headings and Construction.

The headings of sections in this Agreement are for convenience of reference only and are not intended to qualify the meaning of any section. Any reference to a section number shall refer to a section of this Agreement, unless otherwise stated.

Section 26. Entire Agreement; Modifications.

This instrument contains the entire agreement of the parties relating to the subject matter hereof, and supersedes in its entirety any and all prior agreements, understandings or representations relating to the subject matter hereof. No modifications of this Agreement shall be valid unless made in writing and signed by the parties hereto.

Section 27. Non-duplication.

The Company hereby agrees to guarantee the payment by the Bank of any benefits and compensation to which the Executive is, or may be, entitled under the terms and conditions of the employment agreement of even date herewith between the Bank and the Executive. In the event that the Executive shall perform services for the Bank or any other direct or indirect subsidiary or affiliate of the Company or the Bank, any compensation or benefits provided to the Executive by such other employer shall be applied to offset the obligations of the Company hereunder, it being intended that this Agreement set forth the aggregate compensation and benefits payable to the Executive for all services to the Company, the Bank and all of their respective direct or indirect subsidiaries and affiliates.

Section 28. Required Regulatory Provisions.

The following provisions are included for the purposes of complying with various laws, rules and regulations applicable to the Company:

(a) Notwithstanding anything herein contained to the contrary, any payments to the Executive by the Company, whether pursuant to this Agreement or otherwise, are subject to and conditioned upon their compliance with section 18(k) of the Federal Deposit Insurance Act (“FDI Act”), 12 U.S.C. §1828(k), and any regulations promulgated thereunder.

(b) Notwithstanding anything herein contained to the contrary, if the Executive is suspended from office and/or temporarily prohibited from participating in the conduct of the affairs of the Company pursuant to a notice served under section 8(e)(3) or 8(g)(1) of the FDI Act, 12 U.S.C. §1818(e)(3) or 1818(g)(1), the Company’s obligations under this Agreement shall be suspended as of the date of service of such notice, unless stayed by appropriate proceedings. If the charges in such notice are dismissed, the Company, in its discretion, may (i) pay to the Executive all or part of the compensation withheld while the Company’s obligations hereunder were suspended and (ii) reinstate, in whole or in part, any of the obligations which were suspended.

(c) Notwithstanding anything herein contained to the contrary, if the Executive is removed and/or permanently prohibited from participating in the conduct of the Company’s affairs by an order issued under section 8(e)(4) or 8(g)(1) of the FDI Act, 12 U.S.C. §1818(e)(4) or (g)(1), all obligations of the Company under this Agreement shall terminate as of the effective date of the order, but vested rights of the Company and the Executive shall not be affected.

(d) Notwithstanding anything herein contained to the contrary, if the Company is in default (within the meaning of section 3(x)(1) of the FDI Act, 12 U.S.C. §1813(x)(1), all obligations of the Company under this Agreement shall terminate as of the date of default, but vested rights and obligations of the Company and the Executive shall not be affected.

(e) Notwithstanding anything herein contained to the contrary, all obligations of the Company hereunder shall be terminated, except to the extent that a continuation of this Agreement is necessary for the continued operation of the Bank: (i) by the Director of the OTS or his designee or the Federal Deposit Insurance Corporation (“FDIC”), at the time the FDIC enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in section 13(c) of the FDI Act, 12 U.S.C. §1823(c); (ii) by the Director of the OTS or his designee at the time such Director or designee approves a supervisory merger to resolve problems related to the operation of the Bank or when the Bank is determined by such Director to be in an unsafe or unsound condition. The vested rights of the parties shall not be affected by such action.

If and to the extent that any of the foregoing provisions shall cease to be required or by applicable law, rule or regulation, the same shall become inoperative as though eliminated by formal amendment of this Agreement.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed and the Executive has hereunto set his hand, all as of the day and year first above written.

EXECUTIVE

Charles M. Sprock

ATTEST:		ROME BANCORP, INC.

By		By
	Secretary	Name:
Title:

[Seal]